                                                                    EXHIBIT 23.4

The Board of Directors
Paramount Communications Systems, Inc.:

We consent to the incorporation by reference of our report included in the prospectus constituting part of this registration statement on Form SB-2 filed on the date hereof pursuant to Rule 462(b) of the Securities Act of our report dated March 10, 1995, with respect to the balance sheet of Paramount Communications Systems, Inc. as of December 31, 1994, and the related statements of income, shareholders' equity, and cash flows for the year then ended, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Peat Marwick LLP

Fort Lauderdale, Florida
December 13, 1996